Exhibit 10.1

May 30, 2016

Timothy J. Cutt

Dear Tim:

On behalf of Cobalt International Energy, Inc. (the “Company”), I am pleased to extend this offer of employment as Chief Executive Officer. We anticipate your employment beginning on July 2, 2016 or a mutually agreed start date (the “Start Date”).

You will be paid an annualized base salary of $1,000,000, less applicable tax and other withholdings, in accordance with the Company’s customary payroll practices in effect from time to time. Additionally, for each calendar year during your employment with the Company, you will be eligible to receive an annual cash bonus (an “Annual Bonus”) with a target value of 100% of your annualized base salary based on your achievement of key performance indicators (“KPI”), determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and communicated to you within the first 90 days of the applicable calendar year (the KPI for the 2016 calendar year will be communicated to you within 30 days following the Start Date). The amount of each Annual Bonus at planned or targeted levels of performance will be equal to 100% of your annualized base salary in effect on the first day of the applicable calendar year and the actual amount of each Annual Bonus, if any, will be determined in the sole discretion of the Compensation Committee. The Annual Bonus for the 2016 calendar year will not be pro-rated. Except as otherwise provided in the enclosed Severance Benefit Agreement (the “Severance Agreement”), the Annual Bonus, if any, for each calendar year shall be payable only if you remain continuously employed by the Company through the date on which such Annual Bonus is paid.

As soon as practicable following the Start Date, you will receive a one-time equity award of restricted stock with an estimated value on the grant date of $4,000,000 (the “Initial Equity Award”). The Initial Equity Award will be subject to a service-based vesting condition. Specifically, one-third of the shares of restricted stock subject to the Initial Equity Award will become vested on each of the first three anniversaries of the grant date so long as you remain continuously employed by the Company through each such anniversary date. For the 2017 calendar year and each subsequent calendar year during your employment with the Company, you will be eligible to be considered for discretionary annual equity awards under the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan or another equity compensation plan of the Company with an estimated aggregate value on the grant date equal to $3,000,000 (the “Annual Equity Awards”). The Initial Equity Award and each Annual Equity Awards will be subject to and governed by the terms and provisions of the award agreements evidencing such awards and any applicable plan documents.

After you join Cobalt, you will be eligible to participate in other benefit plans under terms applicable to Cobalt employees and set forth in the applicable plan documents. You will also be eligible for 30 days of vacation per year (subject to the terms of Cobalt’s vacation policy in effect from time to time).

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Your employment with the Company is not for a specific term and is terminable at will. This means that either you or the Company may terminate the employment relationship at any time and for any reason not prohibited by law. However, if your employment with the Company terminates as a result of a Qualifying Termination or as a result of your death or Disability (as such terms are defined in the Severance Agreement), then you will be eligible to receive certain severance benefits in accordance with the terms and conditions of the Severance Agreement.

By accepting this offer, you represent that you are able to accept this position and carry out the duties that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We look forward to having you join the Company and the valuable contributions we expect you to make to its success. To accept this offer, please sign and date this letter and return it to me.

Sincerely,

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ Joseph H. Bryant
Name:	Joseph H. Bryant
Title:	Chairman & CEO

ACCEPTED AND AGREED:

/s/ Timothy J. Cutt	5/30/2016
Timothy J. Cutt	Date

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